UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2010

ENTEST BIOMEDICAL, INC.
(Exact Name of Company as Specified in Charter)

Nevada	333-154989	26-3431263
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4700 Spring Street, St 203
La Mesa California, 91942
(Address of Principal Executive Offices, Zip Code)

619 702 1404
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement.

On October 26, 2010 Entest BioMedical, Inc. (the “Company”), Herman H. Pettegrove, Esq. (“Escrow Agent”) and Dr. Gregory McDonald, DVM (“McDonald”) executed an Escrow Agreement (“Escrow Agreement”) pursuant to which the Company has deposited the sum of $20,000 (“Initial Deposit”) with the Escrow Agent as of October 28, 2010 in contemplation of the purchase of all capital stock of the McDonald Animal Hospital Inc. by the Company.

The Initial Deposit by the Company is required by the terms and conditions of a Letter of Intent (LOI)  entered into by and between the Company,  McDonald Animal Hospital Inc. and McDonald regarding the contemplated purchase of all capital stock of the McDonald Animal Hospital Inc. by the Company for total consideration of $500,000 to be paid as follows:

(a)	$70,0000 in cash

(b)	$280,000 in the common stock of the Company

(c)	The assumption of $100,000 of liabilities

(d)	A $50,000 Promissory Note to McDonald due and payable on the first day of the fourth month following the closing of the transaction.

In the event that:

(a)	a Definitive Purchase Agreement regarding the purchase of all capital stock of McDonald Animal Hospital Inc. by the Company (“DPA”) is not executed on or prior to December 15, 2010;

(b)	there is a breach by McDonald of McDonald’s duty to negotiate in good faith imposed by the terms of the LOI;

(c)	there is a breach by McDonald of McDonald’s duty to not entertain any offers to purchase McDonald Animal Hospital Inc. during the term of the LOI;

the Initial Deposit will be returned to the Company.

Upon execution of a DPA, the terms of that DPA will dictate the terms and conditions of the Escrow Agreement as of and subsequent to the date of execution of the DPA.

The LOI also contemplates entering into an employment agreement with McDonald (“Employment Agreement”) whereby McDonald would be paid a base salary of $50,000 per year to manage the McDonald Animal Hospital, Inc. and would be entitled to receive:

(a) a cash bonus equal to 7.14% of the annual gross collections achieved by the clinic in excess of $700,000;

(b) a stock bonus equal to 5% of the annual gross collections achieved by the clinic in excess of $700,000;

The Company is currently in the process of negotiating duties to be undertaken by McDonald pursuant to the contemplated Employment Agreement including but not limited to:

i.	Identifying and hiring one or more veterinarians in order to expand the revenue of McDonald Animal Hospital, Inc.;

ii.	Identifying and assisting in the acquisition of additional veterinary clinics;

iii.	Assisting the Company in the development of its immuno-therapeutic cancer vaccine for canines;

Mc Donald Animal Hospital Inc. operates a full service veterinary clinic located in Santa Barbara, California. The clinic has operated at its current location for approximately 12 years and has generated revenues in excess of $650,000 for the 12 months ended December 31, 2009. There are additional clinics which have been identified in the McDonald Animal Hospital, Inc.  geographical area which the Company anticipates attempting to acquire and merge into McDonald Animal Hospital, Inc.

The Company’s current business model involves acquiring veterinary clinics / hospitals to be utilized as potential distribution channels for its immuno-therapeutic cancer vaccine for canines (dogs) which is currently in development. The Company believes that, in addition to serving as distribution channels for the Company’s immuno-therapeutic cancer vaccine for canines, these clinics will be able to generate revenue for the Company from current operations. The Company has identified seven additional clinics for sale which have been represented to the Company as historically having produced average annual revenue of $500,000 per clinic.

The transaction contemplated by the LOI is subject to the execution of one or more definitive agreements upon mutually acceptable terms and conditions. The provisions of the LOI are non-binding on all parties with the exception of provisions regarding deposit of the Initial Deposit by the Company, duties to negotiate in good faith, duty of McDonald to not entertain any offers to purchase Mc Donald Animal Hospital Inc. during the term of this LOI, disclaimer of liabilities and choice of governing law and venue. No assurance can be given as to whether the contemplated transaction will occur within the timeframes specified by the LOI nor can any assurance be given the contemplated transaction will occur at all. The LOI is attached to the Escrow Agreement as Exhibit A. The Escrow Agreement (including Exhibit A) is included in this Form 8-K as Exhibit Number 10.1. In addition, the Company has yet to enter into a binding agreement to acquire any veterinary clinic identified and no assurance can be given that the Company will acquire one or more veterinary clinics in the near future or at all.

Item 9.01  Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

Ex.10.1	Escrow Agreement by and between Entest BioMedical Inc., Herman H. Pettegrove, Esq. and Dr. Gregory McDonald, DVM.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEST BIOMEDICAL, INC.

By: /s/ David R. Koos
David R. Koos
Chief Executive Officer
Dated: October 27, 2010